Exhibit 99.2

PQ Group Holdings Inc. Announces Pricing of Senior Unsecured Notes

Malvern, PA, November 29, 2017 – PQ Group Holdings Inc. (NYSE: PQG) today announced that its indirect, wholly owned subsidiary, PQ Corporation (the “Issuer”), priced its offering of $300 million in aggregate principal amount of Senior Unsecured Notes due 2025 (the “Notes”). The net proceeds from the offering, together with cash on hand, will be used to redeem the Issuer’s existing 8.5% Senior Notes due 2022 and the Issuer’s existing Floating Rate Senior Unsecured Notes due 2022.

The Notes will bear interest at a rate of 5.750% and will pay interest semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018. The Notes will mature on December 15, 2025. The offering is expected to close on or about December 11, 2017, subject to customary closing conditions.

Certain statements in this press release are forward-looking statements. Such statements involve a number of risks, uncertainties and other factors, including the ability to consummate the offering on the terms described or at all and potential changes in market conditions, which could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been, and will not be, registered under the Securities Act of 1933 (the “Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and other applicable securities laws. The Notes have been offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Act and outside the United States pursuant to Regulation S under the Act.

About PQ Group Holdings, Inc.

PQ Group Holdings Inc. is an integrated global provider of catalysts, specialty materials and chemicals, and services. Our environmental catalysts and services business is a leading global innovator and producer of catalysts for the refinery, emissions control, and petrochemical industries and is also a leading provider of catalyst recycling services to the North American refining industry. Our performance materials and chemicals business is a silicates and specialty materials producer with leading supply positions for the majority of our products sold in North America, Europe, South America, Australia and Asia serving diverse and growing end uses such as personal and industrial cleaning products, fuel efficient tires, surface coatings, and food and beverage products.

Investors:

ICR

Michael Callahan, 203-682-8311

Michael.Callahan@icrinc.com

Source: PQ Group Holdings Inc.